UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2011 (June 10, 2011)

ACCURAY INCORPORATED

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-33301	20-8370041
(Commission File Number)	(IRS Employer Identification No.)

1310 Chesapeake Terrace

Sunnyvale, California 94089

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (408) 716-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets

On June 10, 2011, Accuray Incorporated (the “Company”) completed a merger (the “Merger”) between TomoTherapy Incorporated (“TomoTherapy”) and Jaguar Acquisition, Inc. (“Merger Sub”), a wholly owned subsidiary of the Company, whereby Merger Sub merged with and into TomoTherapy, with TomoTherapy surviving as a wholly-owned subsidiary of the Company.  The Merger was effected pursuant to the Agreement and Plan of Merger, dated as of March 6, 2011 (the “Merger Agreement”), by and among the Company, Merger Sub and TomoTherapy.

At the effective time of the Merger:

•                  each issued and outstanding share of common stock of TomoTherapy (“TomoTherapy Common Stock”) (other than shares held in the treasury of TomoTherapy or owned, directly or indirectly, by Accuray, Merger Sub or any subsidiary of TomoTherapy) was converted into the right to receive (i) $3.15 in cash, without interest, and (ii) 0.1648 shares of the common stock of Accuray, par value $0.001 per share (“Accuray Common Stock”);

•                  each outstanding option to purchase shares of TomoTherapy Common Stock (a “TomoTherapy Stock Option”) was converted into an option to purchase shares of Accuray Common Stock (an “Accuray Option”), on the same terms and conditions (including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof provided for in any TomoTherapy equity plan, the related award document or any other agreement) as were applicable under such TomoTherapy Stock Option as of immediately prior to the effective time of the Merger.  The number of shares of Accuray Common Stock subject to each such Accuray Option will be equal to (i) the number of shares of TomoTherapy Common Stock subject to the related TomoTherapy Stock Option immediately prior to the effective time of the Merger multiplied by (ii) 0.6148, and such Accuray Option will have an exercise price per share equal to (A) the exercise price per share of TomoTherapy Common Stock under such TomoTherapy Stock Option divided by (B) 0.6148, in each case subject to adjustment in order to comply with certain provisions of the Internal Revenue Code of 1986, as amended, and to ensure that the number of shares of Accuray Common Stock subject to Accuray Options, together with all shares of Accuray Common Stock issuable in the Merger, is below certain thresholds; and

•                  each outstanding share of restricted stock of TomoTherapy (other than shares held in the treasury of TomoTherapy or owned, directly or indirectly, by Accuray, Merger Sub or any subsidiary of TomoTherapy) was converted into the right to receive the Merger Consideration per share that each holder of TomoTherapy Common Stock is entitled to receive in connection with the Merger.  However, the stock portion of the Merger Consideration payable to holders of shares of TomoTherapy restricted stock will continue to have the same vesting and forfeiture provisions and the cash portion of the Merger Consideration payable to holders of shares of TomoTherapy restricted stock will not be payable until the date such restricted shares would have become vested under the vesting schedule in place for such shares immediately prior to the effective time of the Merger (subject to the same terms and conditions, including any vesting or forfeiture provisions or repurchase rights, but taking into account any acceleration thereof provided for in any TomoTherapy equity plan, the related award document or any other agreement).

The Company expects the aggregate cash consideration payable to holders of TomoTherapy Common Stock and restricted stock of TomoTherapy in connection with the Merger to be approximately $182.4 million, and the aggregate number of shares of Accuray Common Stock issuable in connection with the Merger to holders of TomoTherapy Common Stock and restricted stock of TomoTherapy as well as to holders of TomoTherapy Stock Options to be approximately 11.1 million.  The source of funds for the cash consideration paid in the Merger is the Company’s cash on hand as well as $65,000,000 in cash that TomoTherapy deposited into a TomoTherapy account with the exchange agent, pursuant to the Merger Agreement.

Item 8.01.  Other Events

On June 13, 2011, Accuray issued a press release announcing the completion of the Merger.  A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

Number	Description
99.1	Press release issued by Accuray on June 13, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ACCURAY INCORPORATED

	By:	/s/ Darren J. Milliken
Darren J. Milliken
Date: June 13, 2011	Senior Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

Number	Description
99.1	Press release issued by Accuray on June 13, 2011